UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2022

CHP MERGER CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39140	84-2590924
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

25 Deforest Avenue, Suite 198 Summit, New Jersey	07901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 508-7090

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one half of one warrant	CHPMU	The Nasdaq Stock Market LLC
Class A common stock included as part of the units	CHPM	The Nasdaq Stock Market LLC
Warrants included as part of the units, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	CHPMW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The disclosure contained in Item 1.02 is incorporated by reference in this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.

As previously disclosed, on November 14, 2021, CHP Merger Corp., a Delaware corporation (“CHP” or the “Company”), entered into a business combination, by and among CHP, Accelerate Merger Sub, Inc., a wholly owned subsidiary of CHP (“Merger Sub”), and Integrity Implants Inc. d/b/a Accelus (“Accelus”) (as amended on November 30, 2021 and December 23, 2021, as reported in CHP’s Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on December 6, 2021 and December 30, 2021, respectively, and as it may be further amended and/or restated from time to time, the “Business Combination Agreement”).

Termination of Business Combination Agreement

On April 15, 2022, the Company, Merger Sub and Accelus entered into a Termination Agreement (the “Termination Agreement”), pursuant to which the parties agreed to mutually terminate the Business Combination Agreement. The termination of the Business Combination Agreement is effective as of April 15, 2022. Pursuant to the Termination Agreement, Accelus has agreed to pay the Company an aggregate of $3.5 million if, and only if, Accelus issues and sells (or receives binding commitments to purchase) shares of its preferred stock in exchange for aggregate gross proceeds actually received of at least $12 million (excluding amounts deemed received upon conversion of any convertible securities, and excluding any indebtedness) by May 2, 2022.

As a result of the termination of the Business Combination Agreement, the Business Combination Agreement and all Ancillary Agreements (as defined in the Business Combination Agreement) entered into in connection therewith are void and there is no liability under the Business Combination Agreement or any Ancillary Agreement on the part of any party thereto, except as set forth in the Termination Agreement, including, but not limited to, under the Sponsor Letter Agreement, dated November 14, 2021, as amended and restated on November 30, 2021, by and among CHP Acquisition Holdings, LLC, CHP and Accelus. Pursuant to the Termination Agreement, subject to certain exceptions, the Company and Accelus have also agreed, on behalf of themselves and their respective related parties, to a release of claims relating to the transactions contemplated under the Business Combination Agreement.

Accordingly, because the Company will not be able to complete a business combination by May 26, 2022, pursuant to the Company’s amended and restated certificate of incorporation, the Company has determined to, as soon as practicable, liquidate and distribute to the holders of common stock issued in its initial public offering their pro-rata portion of the funds held in the trust account established for the benefit of such stockholders, which will be an amount equal to the aggregate amount on deposit in the trust account, including any amounts representing interest earned on the trust account then held therein, less any interest to be released to the Company to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses). The Company’s warrants will expire with no value. As provided for in the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2021, the Company will not fund a monthly contribution into the trust account on April 26, 2022.

The foregoing descriptions of the Business Combination Agreement and the Termination Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the full text of the Business Combination Agreement, which was previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 18, 2021, and the full text of the Termination Agreement, which is attached hereto as Exhibit 10.1, each of which is incorporated by reference herein.

Item 8.01.	Other Events.

On April 15, 2022, the Company and Accelus issued a joint press release announcing the termination of the Business Combination Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Termination Agreement, dated April 15, 2022, by and among CHP Merger Corp., Accelerate Merger Sub, Inc. and Integrity Implants Inc. d/b/a Accelus

99.1	Press Release, dated April 15, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2022

CHP MERGER CORP.

By:	/s/ James T. Olsen
Name:	James T. Olsen
Title:	Chief Executive Officer